EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-1 and related Prospectus of Magal Security Systems Ltd. (the “Company”) and to the incorporation by reference therein of our report dated April 11, 2011, with respect to the consolidated financial statements and schedule of the Company for the year ended December 31, 2010 included in its Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ KOST, FORER, GABBAY and KASIERER KOST, FORER, GABBAY and KASIERER
A member of Ernst & Young Global

Tel Aviv, Israel
May 11, 2011